Exhibit 99.1

Final Transcript

Green Brick Partners Conference Call

November 20, 2014

SPEAKERS

Jim Brickman - Chief Executive Officer

Jason Corley - Chief Operating Officer, Chief Financial Officer

Jed Dolson - Head of Land Acquisition and Development

ANALYSTS

Chuck Walter

Andy Greenberg

Howie Siyo

PRESENTATION

Moderator	Thank you for joining the Green Brick Partners conference call for the Third Quarter of 2014 Earnings. At this time, participants are in a listen-only mode. Later, we will conduct a question and answer session, and instructions will be given at that time. As a reminder, this call is being recorded.

Joining us on the call this morning are Jim Brickman, Chief Executive Officer; Jason Corley, Chief Operating Officer and Chief Financial Officer, and Jed Dolson, Head of Land Acquisition and Development. The company reminds you that during this conference call, it will make forward-looking statements within the meaning of the Safe Harbor provision of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned as such forward-looking statements with respect to revenues, earnings, performance, strategy, prospects and other aspects of the business of Green Brick Partners are based on current expectations and are subject to risks and uncertainties.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Please read the cautionary statement regarding forward-looking statements contained in the company’s press release, which were released on Monday, November 17th and the risk factors described in the company’s filings with the Securities and Exchange Commission. Green Brick Partners undertakes no duty to update any forward-looking statements that are made during the course of this call.

Today, the company will be referring to the EBITDA, which is a non-GAAP financial measure. Reconciliations to GAAP net income by EBITDA are contained in the press release. I would now like to turn the conference over to Mr. Jim Brickman. Please go ahead, sir.

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November 20, 2014

J. Brickman	Good morning, everyone. We’re excited to be with you today for Green Brick Partners’ first conference call.

Last Friday, we filed the unaudited financial statements and MD&A for JBGL’s third quarter ending September 30, 2014. As you will likely know, Green Brick Partners is the product of a reverse acquisition transaction between Biofuel Energy Corp. and JBGL which closed on October 27, 2014. In connection with the closing of that transaction, the company name was changed from Biofuel Energy to Green Brick Partners, and the company is now a real estate operator involved in the purchase and development of land for residential use, construction lending, and home building operations.

Green Brick Partners is engaged in all aspects of the home building process. This includes land acquisition, development, design, construction, marketing and sales of various residential projects in master planned communities. Our communities are primarily in the high-growth metropolitan areas of Dallas and Fort Worth, Texas and Atlanta, Georgia.

Green Brick currently owns or controls about 4,000 home sites in prime locations in the Dallas and Atlanta markets. In a few minutes, Jason Corley will go over the pre-acquisition financial results of JBGL for the third quarter of 2014. Before we do that, let me tell you what I told our employees about why going public was a great opportunity.

First, we now have permanent capital to better plan and expand our business over the long-term. Second, we will be able to access the capital markets at our option for additional equity capital to fund future growth. Third, we should be able to retain most of our earnings tax efficiently. Plus, on a personal and professional level, the opportunity to continue working with David Einhorn, our Chairman, growing a small public company is just a fantastic opportunity and a lot of fun.

Our management is very much aligned with our shareholders. Greenlight Capital is a 49.9% shareholder and my family owns 8.4% of the equity of Great Brick Partners. Over the last couple of weeks, I’ve received a few questions regarding differences in my ownership percentage in SEC filings compared to the 8.4%. That is due to some of my family’s ownership being held in the names of my adult children. Our family in total still owns 8.4%.

Our goal is to provide superior risk-adjusted returns to our shareholders. We will accomplish this by focusing on the long-term and not giving too much weight to near-term financial results. Analysts wanting to see a smooth, linear progression of GAAP earnings quarter-to-quarter may be disappointed. For example, about 25% of our assets or $75 million is invested in two large neighborhoods that have been under planning and development for two years and have not yet produced any revenue. We anticipate that both these neighborhoods will come online in 2015.

Our business model is different than most large public builders. We are a land development company that also buys controlling interest in local builders, and we make profits in three ways. First, most of our lots are not owned by our local builders, but by Green Brick. Green Brick sells lots to these builders at high rates of return. Second, Green Brick makes first lien construction loans at above market interest rates to our builders. If our builders can turn their inventory efficiently, their interest cost as a percent of revenue is approximately 4%, which is still typical of most public builders. Green Brick should make a mid-teen unleveraged return on equity before profit sharing with our builders.

Third, we do receive profit on lot sales and loans before a builder receives any profit. Because our builders share the last residual tranche of profit, in other words, sale proceeds from a home, our builders are highly motivated to operate efficiently. Now, I’d like to turn the call over to our interim CFO, Jason Corley and Jason will give you a financial review of our results. Thanks, Jason.

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November 20, 2014

J. Corley	Thank you, Jim, and thank you, all, for joining us today. For the third quarter of 2014, JBGL had revenues in home building operation and land development of $49.7 million, a decrease of 26% compared with $67.2 million for the same period of 2013. This is a result of longer construction cycles, delays in land development and new community openings, and higher than normal net new home orders from the period April to June 2013.

For the first nine months of 2014, total revenues increased 21.8% to $178.5 million compared with $146.6 million in the first nine months of 2013. Homebuilding gross margin was 31.7% for the third quarter of 2014, which is the same at last year’s third quarter. During the first nine months of 2014, home building gross margin was 26.8%, down .9% compared with 27.7% for the same period of 2013.

Land development gross margin was 24.1% for the third quarter of 2014, down .4% compared with 24.5% during the same period of 2013. During the first nine months of 2014, land development gross margin was 25.4%, down approximately 10% compared with 35.9% in the same period of 2013. In 2013, there was still legacy lots being sold to third parties that were purchased at either depressed values or out of foreclosure during the 2008 through 2010 time frame, and the 2014 gross margin represents higher land and construction costs since the bottom of the housing market.

Total SG&A expense was $8.7 million, or 17.4% of total revenues for the third quarter of 2014 compared to $5.4 million, or 8% of total revenues for the same period of 2013. This is primarily due to ramped up hiring for new communities that are coming online in 2015. Total SG&A was $20.2 million, or 11.3% of total revenues in the first nine months of 2014 compared to $11.8 million, or 8.1% of total revenues for same period of 2013.

Net income was $3.7 million for the third quarter of 2014 compared to $9.5 million for the same period in 2013, which is also due to the longer construction cycles and pending the openings of new communities. For the first nine months of 2014, the net income was $18.5 million compared to $23.2 million for the same period of 2013.

EBITDA was $4.1 million for the third quarter of 2014 compared to $10.1 million the same period in 2013. For the first nine months of 2014, EBITDA was $20 million compared to $24.1 million for the same period of 2013.

JBGL delivered 131 homes for the third quarter of 2014, a 20.6% decrease compared to 165 in the third quarter of 2013. For the first nine months of 2014, deliveries were 423 homes, a 5.2% increase compared to 402 for the same period of 2013. The decrease in the third quarter was due to longer construction cycles and delays in pending openings of new communities.

For the third quarter of 2014, the number of new home orders net of cancellations decreased 9.8% to 202 homes compared with 224 homes in last year’s third quarter, which is the result of the delays in land development, new community openings, and again, higher than normal net new homeowners from April to June 2013. For the first nine months of 2014, the number of net new homeowners decreased 19.3% to 527 homes from 653 homes for the same period of 2013.

At September 30, 2014, the dollar value of backlog increased 15.9% to $81.3 million compared to $70.2 million at September 30, 2013. At September 30, 2014, the number of homes in backlog increased 5.2% to 242 compared to 230 homes at September 30, 2013. I will now turn the call back to Jim who will discuss our business strategy and provide some concluding remarks.

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November 20, 2014

J. Brickman	Thanks, Jason. Many things drive a builder’s success. We want to operate in good markets, have a superior lot position in supply constrained sub-markets, have strong operating partners, and build better homes than our competitors at a fair value to our clients. If we accomplish these four basic goals over the long-term, Green Brick Partners will be very successful. Let me cover each of these in a little bit more detail.

First, we believe we operate in two of the best housing markets in the country. Dallas has the best job growth in the country, and Atlanta is the sixth best. We believe that both of our markets are staged for significant growth. Large corporations such as Toyota and State Farm are relocating their national headquarters near where we own most of our Dallas lots. We evaluate every geographical area continuously, but we will not expand into new markets unless we believe they will provide significant future value for our shareholders.

Second, we have some of the best prime lots in supply constrained sub-markets in Dallas and Atlanta. Two of our largest investments have been in the planning and development process for about two years. We anticipate that the Village of Twin Creeks in Allen, Texas and Bellmoore Park in Johns Creek, Georgia will deliver their first homes in 2015, but will not be big contributors to our operating results until the second half of the year. To learn more about these neighborhoods, please visit our website at greenbrickpartners.com.

Three, for our strong operating partners, real estate is a very local business. We aim to find the very best builders in every geography we enter, and we have award-winning operating partners in the Dallas and Atlanta regions that have been in the business in those markets for decades. We help our builders with strategic land purchases, product design, capital allocation, and planning, but we leave the day-to-day operations to our builders.

Four, we aim to build a better product and offer it at a fair price to our customers. We offer niche product designs in both Atlanta and Dallas that appeal to downsizing homeowners and younger professionals, but stay in the affordable range of $350,000 to $600,000 with most of our product line. Our historical results show that our strategy has been successful, and we will continue to refine it as we move to open even larger planned communities that we’ve just discussed.

We mentioned that we are experiencing a longer cycle time to build homes and that revenue declined in the third quarter of 2014 compared to the same period in 2013. This happened because homes we expected to close in the third quarter were pushed back. There is little excess capacity in our industry starting at the design phase with architects and engineers, which gets worse at the subcontractor level and continues down the service chain all the way to the title company at closing. On top of this, we were winding down sales at two of our best-selling communities, and we simply did not have the inventory to sell in the third quarter that we might otherwise have sold.

The good news is that our team made a lot of progress. In just Bellmoore Park in Georgia, we will be introducing five new product lines and over 100 different floor plan options. Furthermore, earnings should see improvement in the fourth quarter of 2014 compared to the third quarter despite the fourth quarter generally being seasonably a slower period, although still down from the fourth quarter of 2013.

Finally, the most important takeaway that I want to leave you with is that our land position, our land development and builder operations, Green Brick is in a great position to generate strong earnings and growth for the long-term. Thank you for your interest in Green Brick and for joining us on the call today. I will now turn the call back to the operator for questions.

AccuConference • 6300 Ridglea Place, Suite 318 • Fort Worth, Texas 76116

1.800.977.4607 • F 1.800.909.7994

November 20, 2014

Moderator	Thank you, sir. At this time, in order to ask a question, please press star one on your telephone keypad; that is star one if you wish to ask a question at this time. We will pause for just a moment to compile the Q&A roster. Again, that is star one for any questions, and the first question is from Chuck Walter.

C. Walter	Jim, thanks for doing the conference call; appreciate it. Congratulations on becoming a newly public company.

I’m curious about the debt deal - if you could kind of speak to the term loan you have on the balance sheet now that helped you close the transaction, and your thoughts about potentially refi’ing that.

J. Brickman	Thanks, Chuck. First of all, our goal is to minimize our cost of capital any way we can do it. If we have that opportunity to reduce it by prepaying the loan, we’re going to do it. Most simply, we’re going to look at every option we have.

C. Walter	Okay. Thanks, Jim.

Moderator	Your next question is from Andy Greenberg.

A. Greenberg	Hello, Jim. Thanks for doing this call. I had two questions. Can you give us your thoughts as to what kind of operating and net margin uplift you expect to see over time, particularly as you ramp up Bellmoore Park and Twin Creeks?

J. Brickman	Well, we aren’t going to give specific gross margin predictions, EBITDA or any of that kind of guidance, but I can tell you that we’ve been sitting on these communities. We bought the land very favorably a number of years ago, and we do expect them to contribute to both margin and earnings going forward.

A. Greenberg	Okay. Is there any thought as to if the backlog for the first nine months of the year was basically—the average selling price is going to be up 10%. Do you expect that to be—where do you expect the ASPs to be for those two developments in 2015 and ’16?

J. Brickman	Well, we’re not going to predict average selling prices going forward. I can tell you that two things are happening in our business. First of all, Bellmore Park is predominately much more expensive single family homes and what might be helpful for you to do is to go to The Providence Group’s webpage and take a look at the pricing structure of Bellmoore Park and that will give you a pretty good feel of what’s happening down there on a number of homes.

As for Twin Creeks, really the same thing’s happening. Normandy Homes is going to be the primary builder in Twin Creeks and the average price point of Twin Creeks is going to be significantly above CB JENI Homes.

A. Greenberg	Okay. Fair enough. Thank you. One last question; is it fair to say that at current market prices as opposed to how it’s carried on the balance sheet that we have higher value lots versus what was sold in the last year or so because if you use the old numbers and you back that out from the S-1, it would seem to imply that Green Brick’s liquidation value is probably not very far below the current market price of the stock, like somewhere in the mid-60s maybe, which would imply that at the moment, there’s very little value being ascribed to anything but the land or the sites themselves.

J. Brickman	Well, really, we don’t want to predict or interpret how people are looking at market value and liquidation values. The only thing I can tell you that I feel very comfortable with is that our two largest communities that haven’t come on stream we bought a long time ago. These are going to provide revenues that we can harvest for the next six to eight years, and I think they’re going to be really a great contribution to our growth story.

A. Greenberg	Fantastic. Thanks, Jim.

AccuConference • 6300 Ridglea Place, Suite 318 • Fort Worth, Texas 76116

1.800.977.4607 • F 1.800.909.7994

November 20, 2014

Moderator	Your next question is from the line of Howie Siyo.

H. Siyo	Good morning, Jim. Thanks for taking the call. I just kind of want to talk about your cost structure a little bit. I know just going back to JBGL historical financials you can total SG&A as a percentage of sales fairly being efficient, in that high single digit range; I think for home builders, on average, probably home builders, it’s about 11% SG&A as a percentage of revenues.

I don’t want to get really nitty-gritty in terms of the details, but obviously, we saw a big ramp in SG&A spend this quarter. I know that’s because of the two masses, communities that will be opening up in ’15 and they will contribute to what I view as [indiscernible] earnings. So, the pre-spend is necessary, but that obviously drove the SG&A revenue ratio to a fairly high level. Should we kind of expect that to normalize downward, to a more normal average as those communities open up and homes closed and revenues got delivered?

J. Brickman	Well, our goal is to have SG&A stabilize to where it has been in past periods. We feel good that that’s going to happen. The revenues need to grow back.

The second thing that happened is when we were preplanning these communities, Howie, we spent a lot of money on people and front-end costs. There’s a lag between when we spend that money and when the revenues come in. So, just from that lag we’re going to make up a lot of SG&A expense.

H. Siyo	Right. Right. Great. That’s good to hear. Then just a quick follow-up; in terms of capital allocation, obviously the first priority should be investing in the business. I mean I think given the deal structure you guys will have multiple of tens of millions of cash on the balance sheet before month of the closing. What’s sort of the strategy on how to deploy the cash in the next, I don’t know, 12 to 18 months?

J. Brickman	Well, one of the things we’re doing—when you have a startup community, we will put many more spec homes on the ground on the front-end than we would typically do as an ongoing community. Let’s say that we were wanting a 50% spec, 50% pre-sold home inventory. When you’re starting up communities, one of the reasons we have that cash is we’re going to invest a lot in kick starting both Bellmoore Park and Twin Creeks, and that’s going to utilize quite a bit of that cash.

H. Siyo	Got you. Okay. Great. Thank you.

Moderator	Again, to ask a question, press star one at this time; star one for any questions. I’m showing that we have no further questions at this time, sir.

J. Brickman	Yes, unless anybody has anything else. I’m here.

Moderator	Again, to ask a question, press star one.

J. Brickman	I think we’re about done. Thank you very much. Thanks, everybody, for listening in.

Moderator	Thank you. This concludes today’s call. We also remind you that a replay of this call will be available later today, and other pertinent information about Green Brick Partners is available on our website at www.greenbrickpartners.com.

AccuConference • 6300 Ridglea Place, Suite 318 • Fort Worth, Texas 76116

1.800.977.4607 • F 1.800.909.7994